Exhibit 1A-6E

AMERICAN HOMEOWNER PRESERVATION

STOCK RESTRICTION, VESTING, AND STOCKHOLDER RIGHTS AGREEMENT

This is an Agreement, entered into effective as of _____, 2018, by and among Jeremiah Kaye ("Executive"), AITP Servicing, LLC (the "Company").

Background

I.             Executive is employed by the Company and, in connection with his employment, has been granted one thousand and ten (1,010) shares of Common Stock (the "Shares").

II.          The Company has adopted a "limited liability company agreement" within the meaning of 6 Del. C. 18-101(7) (the "LLC Agreement").

III.        The parties wish to set forth certain understandings concerning the Shares.

NOW, THEREFORE, intending to be legally bound and acknowledging the receipt of adequate consideration, the parties hereby agree as follows:

1.       Ratification of Grant and Vesting of Shares.

1.1. Grant. The grant of the Shares is hereby ratified and confirmed.

1.2. Vesting. The Shares shall vest at the rate of twenty-eight (28) Shares per month for thirty five (35) months and then thirty (30) shares for one (1) month, beginning on ____________, 2018, for as long as Executive is employed.

1.3. Termination of Employment. Except as provided in section 1.4, upon the termination of Executive's employment for any reason, voluntary or involuntary, including the death of Executive, any portion of the Shares that have not yet vested shall be forfeited.

1.4. Sale of the Company. Any portion of the Shares that have not vested as of the date of sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were the owners of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring entity in such transaction) shall immediately vest.

2.       Representations.

2.1. Representations by Executive. Executive represents and warrants as follows:

2.1.1. Executive is acquiring the Shares for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act of 1933 or any rule or regulation thereunder (the "Securities Act").

2.1.2. Executive has had such opportunity as he has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him to evaluate the merits and risks of his investment in the Company.

2.1.3. Executive has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase, and has relied upon the advice of his own legal counsel, tax advisors, and investment advisers.

2.1.4. Executive can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

1

2.1.5. Executive understands that his percentage ownership in the Company, as represented by the Shares, may be diluted by the issuance of additional limited liability company interests in the Company.

2.1.6. Executive understands that (i) the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and the terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any interest in the Company and the Company have no obligation or current intention to register the Shares under the Securities Act.

2.1.7. Executive has reviewed the LLC Agreement and understands its terms and conditions.

2.1.8. Executive has consulted with his own tax counsel concerning the tax consequences of owning the Shares. He understands, among other things, that (i) the Company is currently treated as a partnership for Federal and State income tax purposes, and that he will be required to report his share of their income, gains, and losses on his own tax returns; and (ii) he could recognize income upon the grant and/or the vesting of the Shares. Executive is not relying on tax advice from the Company.

2.1.9. The execution, delivery and performance of this Agreement by Executive constitutes the legal, valid, and binding obligation of Executive, enforceable against Executive in accordance with its terms except as enforceability may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.

2.1.10. The execution, delivery and performance of this Agreement by Executive does not conflict with applicable law or any agreement to which Executive is a party or by which he or his assets are bound.

2.2. Representations by the Company. The Company represents and warrants as follows:

2.2.1. The execution, delivery and performance of this Agreement by the Company, and the issuance of the Shares as contemplated herein, has been duly authorized by each of the Company and, when executed and delivered by the Company, will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.

2.2.2. The execution, delivery and performance of this Agreement by the Company does not conflict with applicable law, their corporate governance documents or any agreement to which either Company is a party or by which it or its assets are bound. The Shares shall be issued to Executive free and clear of any liens, claims, or encumbrances except the LLC Agreement.

2.2.3. Schedule 2.2.3 sets forth the current capitalization tables of the Company, immediately before the issuance of the Shares to Executive. There are no outstanding options, warrants or agreements of any kind under which either Company is or may become obligated to issue any securities, other than the anticipated offering of Series A Preferred Stock.

2.2.4. The Company has delivered to Executive a true and accurate copy of the LLC Agreements, including all amendments through the date of this Agreement.

3.        Redemption of Shares Upon the Occurrence of Certain Events.

3.1. Events Giving Rise to Purchase Obligations or Options.

3.1.1. Termination of Employment. Upon the termination of Executive's employment for any reason, voluntary or involuntary, he or his personal representative shall be deemed to have offered to sell all of the Shares that have vested pursuant to the terms of this section 3.

2

3.1.2. Involuntary Transfers Other Than Upon Death. If all or a portion of the Shares owned by Executive are transferred involuntarily other than upon the death of Executive, then Executive or other person holding such Shares following the involuntary transfer shall be deemed to have offered to sell such Shares pursuant to the terms of this section 3, and a notice to such effect shall be deemed to have been sent to the Company on the date of such transfer. Examples of involuntary transfers covered by this section are a transfer to a former spouse incident to a divorce, transfers to the guardian or conservator of an incompetent person, or a transfer to a creditor in bankruptcy

3.1.3. Act of Insolvency. If Executive should commit an Act of Insolvency (defined below), then Executive or other person holding his Shares shall be deemed to have offered to sell such Shares pursuant to the terms of this section 3, and a notice to such effect shall be deemed to have been sent to the Company and the Executive on the date of such transfer. For these purposes, Executive shall be treated as having committed an "Act of Insolvency" if he (i) executes an assignment for the benefit of creditors; (ii) becomes a debtor in bankruptcy; (iii) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of his properties; (iv) fails, within ninety (90) days after the appointment, without Executive's consent or acquiescence, of a trustee, receiver, or liquidator of Executive or of all or substantially all of Executive's properties, to have the appointment vacated or stayed, or fails within ninety (90) days after the expiration of a stay to have the appointment vacated.

3.1.4. Definitions. The Shares (or portion thereof) offered for sale pursuant to this section 3 are referred to below as the "Option Shares," and the date of the event giving rise to such offer as the "Termination Date."

3.2. Purchase Option. If Executive offers or is deemed to have offered to sell an Option Shares pursuant to section 3.1, then the Company shall have the option to purchase the Option Shares, but shall not be required to purchase such Option Shares.

3.3. Treatment of Executive as Creditor. If the Company exercises a purchase option under section 3.2, the Executive or his representative shall not be treated as an owner of the Company for any purpose, but shall be treated as an ordinary creditor of the Company as of the Termination Date with respect to the purchase price payable for the Shares.

3.4. Purchase Price. If the Company purchases Option Shares pursuant to this section 3, the purchase price shall be equal to the amount the Executive would have received in respect of such Option Shares had all of the assets and business of the Company been sold on the Termination Date for an amount equal to the Company Value (as defined below) and the proceeds distributed in liquidation of the Company.

3.5. Company Value.

3.5.1. In General. The "Company Value" for the Company means the fair market value of all of the Company's assets, including goodwill and going concern value (i.e., assuming sale of the business as a going concern), less the aggregate amount of all of the Company's liabilities. The fair market value of the Company's assets and liabilities, and the resulting Company Value, shall be determined by a single qualified appraiser chosen by the mutual agreement of the buying and selling parties. If the buying and selling parties cannot agree on a single appraiser, then they shall each select a qualified business appraiser. Within forty five (45) days, each such appraiser shall determine the fair market value of the Company's assets and liabilities, and the resulting Company Value, and if the two determinations of Company Value so determined differ by less than ten percent (10%) then the arithmetic average of the two values shall conclusively be deemed to be the Company Value. If the two values differ by more than ten percent (10%), then the two appraisers shall be instructed to work together for a period of ten (10) days to reconcile their differences, and if they are able to reconcile their differences to within a variation of ten percent (10%), the arithmetical average of their adjusted values shall conclusively be deemed to be the Company Value. If they are unable to so reconcile their differences, then the two appraisers shall, within ten (10) additional days, pick a third appraiser. The third appraiser shall, within an additional ten (10) days, review the appraisals performed by the original two, and select the one that he believes most closely reflects the Company Value, and that appraisal shall conclusively be deemed to be the Company Value.

3

3.5.2.       Subsidiaries. If a Company owns an interest in another entity, then (i) the value of the Company's interest in such entity shall be deemed equal to the amount the Company would have received had all of the assets and business of the entity been sold on the Termination Date for an amount equal to the Company Value of such entity and the proceeds distributed in liquidation of the such entity, and (ii) the Company Value of such entity shall be determined in the manner described in section 3.5.1.

3.5.3. Designation of Company Value. The Company and. Executive may, but shall not be required to, designate the Company Value of each Company from time to time by separate written agreement. Such a designated value shall remain in effect for twelve (12) months (unless another value is designated within such twelve (12) months), and shall supersede the value determined under section 3.5.1 with respect to any purchase and sale of Shares with respect to which the Termination Date falls within such twelve (12) month period. A value designated pursuant to this section shall be valid only if accompanied by the signatures of Executive and the Company in question.

3.6. Payment Terms. The purchase price for Option Shares purchased by the Company pursuant to this section 3 shall be paid by delivering to the Terminated Executive (i) cash in an amount equal to ten percent (10%) of the purchase price, and (ii) a promissory note in in the amount of the balance of the purchase price in form and substance to be mutually agreed by the Company and Executive containing terms consistent with this section 3.6. In the case of a purchase caused by an Act of Insolvency or an involuntary transfer, such promissory note shall provide for payment of the amount of the note, plus interest at the "applicable federal rate" (as defined in section 1274(d) of the Code) in effect as of the date of closing, in ten (10) equal and successive annual installments of interest and principal beginning one (1.) year after the date of closing. In the case of any other purchase, such promissory note shall provide for payment of the amount of the note, plus interest at the "applicable federal rate" in effect as of the date of closing, plus two (2) percentage points, in five (5) equal and successive annual installments of interest and principal beginning one (1) year after the date of closing.

3.7. Closing. Closing of purchases under this section 3 shall be held within ninety (90) days after the Termination Date. At any such closing, the selling and purchasing parties shall execute and deliver all documents necessary and appropriate to carry out the terms and conditions of this section 3.

4.           Termination. This Agreement shall terminate upon the earlier of the following events:

4.1. Public Offering. The closing of the sale of equity interests in the Company in an underwritten public offering pursuant to an effective registration statement filed under the Securities Act (but not including the offering anticipated under Regulation A);

4.2. Sale of Company. The sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the equity interests immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction);

Or

4.3. Agreement. The mutual agreement of the Company and Executive.

4

5.         Limited Liability Agreement.

5.1. Joinders to Limited Liability Company Agreement. By his execution of this Agreement, Executive hereby agrees to be join in and be bound by all of the terms and conditions of the LLC Agreement, as modified in section 5.2.

5.2. Modification of LLC Agreements. Notwithstanding any provisions of the LLC Agreement to the contrary:

5.2.1. Section 83(b) Election. If Executive makes an election under section 83(b) of the Code with respect to the grant of the Shares, then:

(a)       Allocations of income and loss under section 7.1 of the LLC Agreements shall be made as if the all of the Shares were vested as of the date of such election;

(b)       Executive shall be entitled to receive current distributions with respect to the vested portion of the Shares;

(c)       Executive shall be entitled to receive distributions pursuant to section 3.4.4 of each LLC Agreement with respect to all of the income and gain allocated to his (the "Tax Distributions"), including income and gain allocable to the non-vested portion of the Shares;

(d)       Executive shall be credited with the amount of any current distributions that would have been made with respect to the non-vested portion but for section 3.4.2 of the LLC Agreements, with the credited-but-unpaid distributions paid to Executive as the Shares vest (and only if they vest), reduced by any Tax Distributions previously paid with respect to non-vested portions of the Shares.

5.2.2. Conflicts. In the event of any conflict between the terms of this Agreement and the terms of the LLC Agreement, as applicable to Executive and the Company, the terms of this Agreement shall govern and control.

6.       Certain Tax Issues.

6.1. Treatment as Profits Interests. The parties intend that the Shares shall be treated as "profits interests" within the meaning of IRS Revenue Procedures 93-27 and 2001-43 that have no fair market value under the "liquidation method" as set forth in the proposed Revenue Procedure specified in IRS Notice 2005-43. Accordingly, the parties agree that, notwithstanding section 3.4.1 of the LLC Agreement, in the event of a liquidation and dissolution of either Company, an amount equal to the fair market value of each Company, as of the date of this Agreement (the "Preference Amount"), shall be distributed to the other owners of the Company's Common Stock, and only the excess amount distributed among all of the owners of the Common Stock in accordance with section 3.4.1 of each LLC Agreement.

6.2. Current Fair Market Value. The parties agree that the fair market value of the Company as of the date of this Agreement is Three Hundred Twenty-Five Thousand Six Hundred Ninety-Nine Dollars and Five Cents ($325,699.05). Thus, except as provided below, these amounts represent the Preference Amounts that shall be distributed only to the owners of the Common Stock prior to the date of this Agreement in the event of a liquidation and dissolution of a Company, with only the excess, if any, distributed among all of the owners of the Common. Stock in accordance with section 3.4.1 of each LLC Agreement.

6.3. No Deduction. Neither the Company nor its affiliates will claim a tax deduction with respect to the grant of the Shares or, if Employee makes an election under section 83(b) of the Code with respect to the Shares, with respect to the vesting of the Shares. Neither Executive, the Company, nor the Company's affiliates shall not take a position for tax purposes (including the filing of any tax return) inconsistent with this section 6.

6.4. Composite State Tax Returns. In any state where either Company files a state income tax return and Executive is required to file a state income tax return solely because of his allocable share of income from the Company (an "Applicable State"), the Company and Executive shall, if permitted by the state, file a "composite" state income tax return at the cost and expense of the Company, provided that Executive shall be responsible for the payment of his own state income tax.

5

7.       Miscellaneous.

7.1. Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

7.2. Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid, or (ii) on the date transmitted by electronic mail with transmission acknowledgment, to the principal business address of the Company, the address of Executive on file with the Company, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

7.3. Governing Law. This Agreement shall be governed by the internal laws of Illinois without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or Illinois courts located in or most geographically convenient to Cook County, Illinois, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by Illinois law.

7.4. Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

7.5. Assignment. Except as otherwise provided herein, no party to this Agreement shall assign his rights or duties hereunder without the prior written consent of the other parties. Any attempted assignment without such prior written consent shall be null and void.

7.6. No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

7.7. Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

6

7.8. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

7.9. Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

7.10. Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

7.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

AHP SERVICING, LLC

By: /s/ DeAnn O'Donovan

DeAnn O'Donovan, CEO

7

SCHEDULE 2.2.3

Capitalization Table

Stockholder	Shares of Common Stock	Shares of Preferred Stock
Neighborhoods United, LLC	80,000	-0-
DeAnne O'Donovan	20,000	-0-

8